Exhibit 99.1

Press Release	Source: Liberator Medical Holdings, Inc.
Liberator Medical Reports Record Results for its First Fiscal Quarter Ended December 31, 2009 Friday, February 12, 8:00 am ET
Net Revenues of $9.15 Million and Net Income of $854 Thousand for the Quarter Ended December 31, 2009
STUART, FL—(MARKET WIRE)—February 12, 2010 — Liberator Medical Holdings, Inc. (OTCBB: LBMH.OB — News) today announced record results for its fiscal first quarter ended December 31, 2009, including net revenue of $9.15 million and net income of $854 thousand.
Fiscal First Quarter 2010 Highlights
•	Net revenue for the first quarter ended December 31, 2009, was $9.15 million, an increase of 71.4% from $5.34 million for the quarter ended December 31, 2008.

•	Gross profit for the first quarter ended December 31, 2009, was $5.91 million, an increase of 68.8% from $3.50 million for the quarter ended December 31, 2008.

•	The Company’s operating expenses for the three months ended December 31, 2009, were $4.75 million, or 51.9% of revenue, compared to $2.99 million, or 56.0%, of revenue for the three months ended December 31, 2008.

•	Net income increased to $854 thousand, an increase of 247%, from $246 thousand for the quarter ended December 31, 2008.

•	The Company had $2.88 million in cash as of December 31, 2009.
Revenues:
Sales for the three months ended December 31, 2009, increased by $3,816,000, or 71.4%, to $9,158,000, compared with sales of $5,342,000 for the three months ended December 31, 2008. The increase was due to a substantial direct-response advertising campaign to obtain new mail order customers. Direct-response advertising costs for the three months ended December 31, 2009, were $2,037,000, compared with $713,000 for the three months ended December 31, 2008.
Gross Profit:
Gross profit for the three months ended December 31, 2009, increased by $2,409,000, or 68.8%, to $5,910,000, compared with gross profit of $3,501,000 for the three months ended December 31, 2008. The increase was attributed to an increased sales volume for the three months ended December 31, 2009, compared to the three months ended December 31, 2008. As a percentage of sales, gross profit decreased by 1.0% to 64.5% of sales for the three months ended December 31, 2009, compared to 65.5% of sales for the three months ended December 31, 2008. The 1.0% decrease in profit margin is primarily the result of high use of overnight and second day mail during the months of November and December 2009 to assure delivery on time during the three major holidays and, to a small degree, product mix. .
Operating Expenses:
Operating expenses for the three months ended December 31, 2009, were $4,750,000, or 51.9% of revenue, compared with $2,990,000, or 56.0% of revenue for the three months ended December 31, 2008. The increase in operating expenses is primarily attributed to increased spending levels for additional employees, advertising costs, rent and other administration costs to support sales growth. The reduction of operating expenses as a percentage of sales reflects the lower costs associated with recurring sales from our established customers compared to the higher cost associated with processing new customers. We expect operating expenses to continue to reduce going forward as a percentage as the recurring portion of our business increases as a percentage of our overall net sales.
Income from Operations:
Income from operations for the three months ended December 31, 2009, increased $649,000 to $1,160,000, compared with $511,000 for the three months ended December 31, 2008. As a percentage of sales, operating income improved by 3.1% to 12.7% of sales for the three months ended December 31, 2009, compared with 9.6% of sales for the three months ended December 31, 2008. The increase in operating income and margins for the three months ended December 31, 2009 is attributed to increased sales volumes at lower levels of incremental operating expenses as a percentage of sales.
Other Income (Expense):
Other income (expense) is predominantly interest expense associated with convertible debt, shareholder loans, and the Company’s credit line facility. Interest expense decreased by $30,000 to $243,000 for the three months ended December 31, 2009 compared with $273,000 for the three months ended December 31, 2008. The decrease is primarily attributed to a reduction in non-cash interest expense associated with the amortization of discounts on outstanding convertible notes payable.
Liquidity and Capital Resources
The Company had cash of $2,881,000 at December 31, 2009, compared with cash of $3,798,000 at September 30, 2009, a decrease of $917,000. The decrease in cash for the three months ended December 31, 2009, is primarily due to an accelerated direct-response advertising campaign and the build out of our new 24,000 square foot facility during the quarter, partially offset by borrowings from a credit line facility.
Stay up-to-date with current events by visiting Liberator Medical’s website at www.liberatormedical.com or by joining the Company’s E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com
About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement

Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended September 30, 2009 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31,	September 30,
	2009	2009
	(unaudited)
Assets
Current Assets
Cash	$2,881	$3,798
Restricted cash	1,053	500
Accounts receivable, net of allowances of $2,717 and $2,327, respectively	4,664	3,850
Inventory, net of allowance for obsolete inventory of $110 and $110, respectively	933	902
Deferred advertising, current portion	2,678	2,016
Debt issuance costs, current portion	242	347
Other	246	136

Total Current Assets	12,697	11,549

Property and Equipment
Property and Equipment, net of accumulated depreciation of $1,116 and $1,021, respectively	1,726	1,041

Other Assets
Deferred advertising, net of current portion	2,305	1,739
Debt issuance costs, net of current portion	—	7
Deposits	258	123

Total Other Assets	2,563	1,869

Total Assets	$16,986	$14,459

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,834	$2,089
Accrued liabilities	560	716
Credit line facility	750	—
Stockholder loan	1,315	1,515
Convertible notes payable, net of unamortized discount of $247 and $292, respectively	6,286	3,893
Capital lease obligations, current portion	77	80
Deferred rent liability, current portion	38	60

Total Current Liabilities	11,860	8,353

Long-Term Liabilities
Convertible notes payable, net of unamortized discount of $0 and $90, respectively	—	2,447
Capital lease obligations, net of current portion	53	70
Deferred rent liability, net of current portion	185	165
Deferred tax liability	503	—

Total Long-Term Liabilities	741	2,682

Total Liabilities	12,601	11,035

Stockholders’ Equity
Common stock, $.001 par value, 200,000 shares authorized; 33,298 and 32,462 shares issued, respectively; 33,209 and 32,377 shares outstanding at December 31, 2009 and September 30, 2009, respectively	33	32
Additional paid-in capital	11,820	11,705
Accumulated deficit	(7,418)	(8,272)

	4,435	3,465
Less: Treasury stock, at cost; 89 and 85 shares at December 31, 2009 and September 30, 2009, respectively	(50)	(41)

Total Stockholders’ Equity	4,385	3,424

Total Liabilities and Stockholders’ Equity	$16,986	$14,459

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three months ended December 31, 2009 and 2008
(Unaudited)
(in thousands, except per share amounts)

	2009	2008
Sales	$9,158	$5,342

Cost of Sales	3,248	1,841

Gross Profit	5,910	3,501

Operating Expenses
Payroll, taxes and benefits	2,169	1,065
Advertising	806	298
Bad debts	655	679
Depreciation	95	66
General and administrative	1,025	882

Total Operating Expenses	4,750	2,990

Income from Operations	1,160	511

Other Income (Expense)
Interest expense	(243)	(273)
Interest income	3	8

Total Other Income (Expense)	(240)	(265)

Income before Income Taxes	920	246

Provision for Income Taxes	66	—

Net Income	$854	$246

Basic earnings per share:
Weighted average shares outstanding	32,848	32,049
Earnings per share	$0.03	$0.01

Diluted earnings per share:
Weighted average shares outstanding	51,350	35,970
Earnings per share	$0.02	$0.01

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the three months ended December 31, 2009 and 2008
(Unaudited) (in thousands)

	2009	2008
Cash flow from operating activities:
Net Income	$854	$246

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	905	357
Equity based compensation	133	136
Provision for doubtful accounts and sales returns	763	679
Non-cash interest related to convertible notes payable	180	162
Deferred income taxes	63	—
Amortization of non-cash debt issuance costs	9	10
Changes in operating assets and liabilities:
Accounts receivable	(1,576)	(1,190)
Deferred advertising	(2,037)	(680)
Inventory	(31)	(275)
Other assets	(150)	80
Accounts payable	744	928
Accrued expenses	(179)	6
Deferred rent	(2)	(12)

Net Cash Flow Provided by (Used in) Operating Activities	(324)	447

Cash flow from investing activities:
Purchase of property and equipment	(780)	(29)
Purchase of certificates of deposit	(553)	—

Net Cash Flow Used in Investing Activities	(1,333)	(29)

Cash flow from financing activities:
Proceeds from issuance of convertible notes	—	2,500
Costs associated with issuance of convertible notes	—	(310)
Proceeds from the exercise of warrants	163	—
Proceeds from employee stock purchase plan	56	—
Proceeds from credit line facility	750	—
Purchase of treasury stock	(9)	(3)
Payments of debt and capital lease obligations	(220)	(16)

Net Cash Flow Provided by Financing Activities	740	2,171

Net increase (decrease) in cash	(917)	2,589
Cash at beginning of period	3,798	1,173

Cash at end of period	$2,881	$3,762

Supplemental disclosure of cash flow information:
Cash paid for interest	$105	$93
Cash paid for income taxes	$12	$—

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowings	$—	$17
Common stock issued for interest expense	$45	$—
Common stock issued for conversion of debt	$150	$—
Contacts:
Individual Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
Institutional Investor Contact
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com
Source: Liberator Medical Holdings, Inc.